UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2010

MISSION COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

California	333-12892	77-0559736
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employee
incorporation or organization)		Identification No.)

3380 South Higuera Street, San Luis Obispo, CA 93401

(Address of principal executive offices)

(Zip code)

(805) 782-5000

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into Material Definitive

On May 26, 2010 Mission Community Bancorp (the “Company”) and Carpenter Fund Manager GP, LLC (the “Manager”), on behalf of and as general partner of each of the following investment-related limited partnerships:  Carpenter Community BancFund, L.P.; Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P. (collectively, the Investors), entered into Amendment No. 2 (the “Amendment”) to the Securities Purchase Agreement dated December 22, 2009, as amended (the “Securities Purchase Agreement”).  The Amendment increases the total investment in the securities of the Company to be purchased by the Investors at the second closing under the Securities Purchase Agreement (the “Second Closing”) from $5.2 million to $15.0 million.  In lieu of purchasing 1,040,000 shares of the Company’s common stock and warrants to purchase 1,040,000 shares of the Company’s common stock at a purchase price of $5.00 per unit of one share of common stock and one warrant in the Second Closing, the Investors will now purchase an aggregate of 3,000,000 shares of common stock and warrants to purchase 3,000,000 shares of common stock at a purchase price of $5.00 per unit of one share of common stock and one warrant in the Second Closing.  In the initial closing under the Securities Purchase Agreement (the “Initial Closing”), the Investors purchased an aggregate of 2,000,000 shares of common stock and warrants to purchase 2,000,000 shares of common stock for an aggregate purchase price of $10 million..

The Amendment also deletes the requirement that the Company use the proceeds from the second closing to redeem the Company’s outstanding Series D Preferred Stock issued to the U.S. Treasury as part of the TARP Capital Purchase Program.  It is intended that the Company will now use a substantial majority of the proceeds from the second closing under the Securities Purchase Agreement to enable a newly-formed wholly owned subsidiary of the Company, Mission Asset Management, Inc., to purchase from Mission Community Bancorp’s wholly-owned banking subsidiary, Mission Community Bank, certain non-performing loans and other real estate owned assets.

Pursuant to the Amendment, the Manager has also agreed that the term of the warrants previously issued to the Investors under the Initial Closing under the Securities Purchase Agreement, and the term of the new warrants to be issued to the Investors in the Second Closing under the Securities Purchase Agreement, be reduced from a term of 10 years to a term of 5 years.

The Amendment provides that the Second Closing under the Securities Purchase Agreement will occur on June 15, 2010 or such other date as the parties shall agree.

Item 5.02

(c)  On May 25, 2010 the Board of Directors of Mission Community Bancorp appointed James W. Lokey as its new Chairman of the Board and Chief Executive Officer subject to receipt of all required regulatory approvals.  No compensation arrangements have as yet been agreed to with respect to Mr. Lokey’s service as Chief Executive Officer.

Anita M. Robinson, who previously served as President and Chief Executive Officer of Mission Community Bancorp, will remain as the Company’s President.

Mr. Lokey, 62 years old, most recently served as President of Rabobank, N.A., Arroyo Grande, California from 2007 until his retirement from that bank effective December 31, 2009.  Previously, Mr. Lokey served as President and Chief Executive Officer for Mid-State Bank & Trust, from 2000 until the sale of that bank in 2007.

Mr. Lokey was previously appointed to the Board of Directors and as Executive Chairman of the Company on April 27, 2010 as a nominee of the Manager pursuant to the terms of the Securities Purchase Agreement.

Item 9.01.  Financial Statement and Exhibits

Exhibit No.	Description
10.1	Amendment No. 2 to Securities Purchase Agreement between the Company and Carpenter Fund Manager GP, LLC dated May 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2010	MISSION COMMUNITY BANCORP

	By:	/s/ Anita M. Robinson
Anita M. Robinson
President